EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of j2 Global Communications, Inc. of our report dated March 11, 2007, relating to the consolidated financial statements and financial statement schedule of j2 Global Communications, Inc. as of and for the years ended December 31, 2006 and 2005, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment as discussed in Note 2) appearing in the Annual Report on Form 10−K of j2 Global Communications, Inc. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
March 11, 2008